Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Immix Biopharma, Inc. on Form S-3 of our report dated March 24, 2025 on the consolidated financial statements of Immix Biopharma, Inc. on the consolidated balance sheet of Immix Biopharma Company as of December 31, 2024 and the consolidated statement of operations and comprehensive loss, stockholders' equity and cash flows for the year ended December 31, 2024, Inc. appearing in the 2024 Form 10-K of Immix Biopharma, Inc., and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Los Angeles, California

October 3, 2025